FOR IMMEDIATE RELEASE                            CONTACT:  Carol Blackley
August 29, 1995                                            Fisher-Price, Inc.
                                                           (716) 687-3423



        COMPAQ AND FISHER-PRICE TEAM UP TO TRANSFORM 'EDUTAINMENT'
        ----------------------------------------------------------


                      JOINTLY DEVELOPED PRODUCTS WILL
                 OFFER NEW DIMENSION IN PLAY AND LEARNING

         HOUSTON, August 29, 1995 -- In a move that will change the way families play and learn, Compaq Computer Corporation (NYSE: CPQ) and toy manufacturer Fisher-Price, a subsidiary of Mattel, Inc. (NYSE: MAT) today announced they have teamed up to develop, manufacture and market a totally new line of education and entertainment-oriented products for young children.

         The new alliance represents an important moment for each company as it combines the efforts of the world's leading manufacturers of computers and pre-school toys to provide new and engaging ways for young children to harness the power of their multimedia PCs to play and learn.

         The opportunities for multimedia PC-based play and learning products are enormous. Current research shows that more than 35 million PCs have been sold into the home environment, and that nearly 30 percent of the 18 million U.S. households that have multimedia PCs, also have children under the age of seven.(1)

         "It's no secret that parents are looking for products that combine the entertainment and educational value of PCs," said Eckhard Pfeiffer, president and CEO of Compaq Computer Corporation. "Products produced by this partnership will help satisfy customer needs by delivering new and fun ways to play and learn, developed by companies whose names families have come to know and trust.

         "This partnership with Fisher-Price will help us reach an exciting new dimension in family and lifestyle computing and fits perfectly with our vision of providing truly useful innovation to the consumer marketplace," Pfeiffer added.


[FN]
(1) Link Resources Corp., 1994 Home Media Consumer Survey

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         The new products will utilize hardware and software technology and are expected to be introduced in mid-1996 through the PC and toy channels. Additional product details were not disclosed, but prototypes are expected to be unveiled early next year.

         "As a world leader in developing and marketing creative and educational toys for children, Fisher-Price is always looking to identify and respond to family needs," said Byron Davis, president and CEO of Fisher-Price. "The tremendous popularity of home computers means it is now possible to add a new dimension to how pre-school age children play and learn. We plan to link education, entertainment and PCs together in a fun, imaginative and innovative way. We believe we can leverage the respective strengths of Compaq and Fisher-Price to develop products that capture and stimulate the imaginations of children and parents."

         As part of the alliance, each company will focus on its particular strengths to benefit the combined effort. Fisher-Price will bring its expertise in designing and manufacturing engaging products that stimulate play and learning to the partnership. Compaq will bring its expertise in creating innovative, reliable and lifestyle-enhancing technology. Defined teams within the two companies are working together on product design, manufacturing and consumer marketing. To ensure the products provide the desired educational value, the teams utilize educational specialists and make heavy use of Fisher-Price's special "child testing lab."

         "Both companies have impeccable reputations for quality, reliability, service and support. We are extremely excited and confident about leveraging these strengths to create products that parents will trust and children will thoroughly enjoy," added Davis. "By combining forces on this project, we can accomplish together what we might not have been able to individually."